UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No. )*
Emulex Corporation

(Name of Issuer)
Common Stock

(Title of Class of Securities)
292475209
(CUSIP Number)
October 17, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐      Rule 13d-1(b)

        ☒      Rule 13d-1(c)

        ☐      Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.            292475209

(1)	Name of Reporting Person S.S. or I.R.S. Identification No. of above person
Citadel Limited Partnership

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Illinois limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
PN; HC

CUSIP No.              292475209

(1)	Name of Reporting Person S.S. or I.R.S. Identification No. of above person
GLB Partners, L.P.

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware limited partnership, U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
PN; HC

CUSIP No.              292475209

(1)	Name of Reporting Person S.S or I.R.S. Identification No. of above person
Citadel Investment Group, L.L.C.

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
OO; HC

CUSIP No.              292475209

(1)	Name of Reporting Person S.S. or I.R.S. Identification No. of above person
Kenneth Griffin

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
U.S. Citizen U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
IN; HC

CUSIP No.              292475209

(1)	Name of Reporting Person S.S or I.R.S. Identification No. of above person
Wellington Partners Limited Partnership

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Illinois limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
PN; HC

CUSIP No.            292475209

(1)	Name of Reporting Person S.S or I.R.S. Identification No. of above person
Citadel Equity Fund Ltd.

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
CO

CUSIP No.            292475209

(1)	Name of Reporting Person S.S or I.R.S. Identification No. of above person
Kensington Global Strategies Fund, Ltd.

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
CO; HC

CUSIP No.            292475209

(1)	Name of Reporting Person S.S or I.R.S. Identification No. of above person
Jackson Investment Fund Ltd.

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
CO

CUSIP No.            292475209

(1)	Name of Reporting Person S.S or I.R.S. Identification No. of above person
Citadel Edison Fund L.P.

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
a Delaware limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
PN; HC

CUSIP No.            292475209

(1)	Name of Reporting Person S.S or I.R.S. Identification No. of above person
Citadel Edison Fund Ltd.

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
CO; HC

CUSIP No.            292475209

(1)	Name of Reporting Person S.S or I.R.S. Identification No. of above person
Citadel Edison Investments Ltd.

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
CO

CUSIP No.            292475209

(1)	Name of Reporting Person S.S or I.R.S. Identification No. of above person
Citadel Equity Opportunity Fund L.P.

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
a Delaware limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
PN; HC

CUSIP No.            292475209

(1)	Name of Reporting Person S.S or I.R.S. Identification No. of above person
Citadel Equity Opportunity Fund Ltd.

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
CO; HC

CUSIP No.            292475209

(1)	Name of Reporting Person S.S or I.R.S. Identification No. of above person
Citadel Equity Opportunity Investments Ltd.

(2)	Check the Appropriate Box if a Member (a) ☒
of a Group* (b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power
0

(6) Shared Voting Power
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock)
3,020,582 shares of Common Stock

(7) Sole Dispositive Power
0

(8) Shared Dispositive Power
See Row 6 above.

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
See Row 6 above.

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

(11)	Percent of Class Represented by Amount in Row (9)

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in Row 6 above.)

(12)	Type of Reporting Person*
CO

CUSIP No.            292475209

Item 1.

(a)	Name of Issuer:
EMULEX CORPORATION

(b)	Address of Issuer's Principal Executive Offices:
3535 Harbor Boulevard Costa Mesa, California 92626

Item 2.

(a)	Name of Person Filing

(b)	Address of Principal Business Office

(c)	Citizenship
Citadel Limited Partnership 225 W. Washington 9th Floor Chicago, Illinois 60606 Illinois limited partnership
GLB Partners, L.P. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited partnership
Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited liability company
Kenneth Griffin 225 W. Washington 9th Floor Chicago, Illinois 60606 U.S. Citizen

CUSIP No. 292475209
Wellington Partners Limited Partnership c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Illinois limited partnership
Citadel Equity Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Bermuda company
Kensington Global Strategies Fund, Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Bermuda company
Jackson Investment Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company
Citadel Edison Fund L.P. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited partnership

CUSIP No. 292475209
Citadel Edison Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company
Citadel Edison Investments Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company
Citadel Equity Opportunity Fund L.P. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited partnership
Citadel Equity Opportunity Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company
Citadel Equity Opportunity Investments Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company

(d)	Title of Class of Securities:
Common Stock, par value $0.10 per share

(e)	CUSIP Number:
292475209

CUSIP No.            292475209

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4. Ownership

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
WELLINGTON PARTNERS LIMITED PARTNERSHIP
CITADEL EQUITY FUND LTD.
KENSINGTON GLOBAL STRATEGIES FUND, LTD.
JACKSON INVESTMENT FUND LTD.
CITADEL EDISON FUND L.P.
CITADEL EDISON FUND LTD.
CITADEL EDISON INVESTMENTS LTD.
CITADEL EQUITY OPPORTUNITY FUND LTD.
CITADEL EQUITY OPPORTUNITY FUND L.P.
CITADEL EQUITY OPPORTUNITY INVESTMENTS LTD.

(a)	Amount beneficially owned:
$45,000,000 in principal amount of 1.75% Convertible Subordinated Notes Due February 1, 2007 (convertible into 835,809 shares of Common Stock) 3,020,582 shares of Common Stock

(b)	Percent of class:

Approximately 4.7% as of the date of this filing. (Based on 81,931,519 shares of Common Stock issued and outstanding as of October 9, 2002, plus the shares of Common Stock issuable upon the conversion of the Convertible Notes referred to in item (a) above.)(1)

CUSIP No. 292475209

(c)	Number of shares as to which the person has:

	(i)	sole power to vote or to direct the vote:
0

	(ii)	shared power to vote or to direct the vote:

See item (a) above.

	(iii)	sole power to dispose or to direct the disposition of:
0

	(iv)	shared power to dispose or to direct the disposition of:
See item (a) above.

(1)
The obligation to file this schedule 13G arose on October 17, 2002. The Reporting Persons have subsequently reduced their beneficial ownership to the currently reported percentage. At no time since October 17, 2002 have the Reporting Persons been the beneficial owners of greater than 10% of the Company's outstanding Common Stock as determined in accordance with Rule 13d of the Securities Exchange Act of 1934.

Item 5. Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
See Item 2 above.

Item 8. Identification and Classification of Members of the Group:

Not Applicable.

Item 9. Notice of Dissolution of Group:

Not Applicable.

Item 10. Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.            292475209

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 28th day of October, 2002	/s/ Kenneth Griffin Kenneth Griffin
CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.
By:	GLB Partners, L.P., its General Partner	By:	/s/ Kenneth Griffin
Kenneth Griffin, President
By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL EQUITY FUND LTD.
By:	/s/ Kenneth Griffin	By:	Citadel Limited Partnership,
	Kenneth Griffin, President		its Trading Manager
GLB PARTNERS, L.P.		By:	GLB Partners, L.P.,
its General Partner
By:	Citadel Investment Group, L.L.C.,
	its General Partner	By:	Citadel Investment Group, L.L.C.,
its General Partner
By:	/s/ Kenneth Griffin
	Kenneth Griffin, President	By:	/s/ Kenneth Griffin
Kenneth Griffin, President
KENSINGTON GLOBAL STRATEGIES FUND, LTD.		CITADEL EDISON INVESTMENTS LTD.
By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Trading Manager		its Trading Manager
By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner
By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner
By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CUSIP No. 292475209
JACKSON INVESTMENT FUND LTD.		CITADEL EDISON FUND LTD.
By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Trading Manager		its Trading Manager
By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner
By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner
By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President
WELLINGTON PARTNERS LIMITED PARTNERSHIP
By:	Citadel Limited Partnership,
its General Partner
By:	GLB Partners, L.P.,
its General Partner
By:	Citadel Investment Group, L.L.C.,
its General Partner
By:	/s/ Kenneth Griffin
Kenneth Griffin, President
CITADEL EDISON FUND L.P.		CITADEL EQUITY OPPORTUNITY FUND LTD.
By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Trading Manager
By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner
By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner
By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CUSIP No. 292475209
CITADEL EQUITY OPPORTUNITY INVESTMENTS LTD.		CITADEL EQUITY OPPORTUNITY FUND L.P.
By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Trading Manager		its General Partner
By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner
By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner
By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President